As filed with the Securities and Exchange Commission on January 25, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________________________________
Better Choice Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	83-4284557
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12400 Race Track Road, Tampa, Florida	33626
(Address of Principal Executive Offices)	(Zip Code)
___________________________________________________
AMENDED AND RESTATED 2019 INCENTIVE AWARD PLAN
(Full title of the plan)
Scott Lerner
Chief Executive Officer
12400 Race Track Road
Tampa, FL 33626
(212) 896-1254
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Louis Lombardo, Esq.
Denis A. Dufresne, Esq.
Meister Seelig & Fein LLP

125 Park Avenue, 7th Floor
New York, New York 10017
Tel: (212) 655-3500
Fax: (212) 655-3535
___________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	2,914,637	(2)	$2.4671	(3)	$7,190,700.94	$666.58
Total:	2,914,637		$2.4671		$7,190,700.94	$666.58
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Better Choice Company Inc. (the “Company”) that may become issuable under the Company’s 2019 Amended and restated Incentive Award Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Represents shares of Common Stock that were added to the shares authorized for issuance under the Amended and Restated 2019 Incentive Award Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision, on January 1st of each year from 2021 through 2029, the number of shares authorized for issuance under the Plan is automatically increased by: (a) a number equal to 10% of the total number of shares of Common Stock outstanding (on an as-converted basis) on December 31st of the preceding calendar year; or (b) a number determined by the Registrant’s board of directors that is less than the amount set forth in the foregoing clause (a).
(3)Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h) and 457(c) of the Securities Act, and based upon the average of the high and low sales prices ($2.5942 and $2.3400) of the Common Stock as reported on the NYSE American on January 24, 2021.

INCORPORATION OF DOCUMENTS BY REFERENCE.
This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the registrant on Form S-8 relating to the same employee benefit plan is effective.
The registrant previously registered shares of its Common Stock for issuance under the Amended and Restated 2019 Incentive Award Plan under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2021 (File No. 333-257986). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.
ITEM 8.    EXHIBITS.

Exhibit	Exhibit Description
5.1*	Opinion of Meister Seelig & Fein LLP
23.1*	Consent of Meister Seelig & Fein LLP (included in exhibit 5.1)
23.2*	Consent of Ernst & Young LLP
24.1*	Power of Attorney (included on signature page to this registration statement)
99.1	Better Choice Company Inc. Amended and Restated 2019 Incentive Award Plan (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K filed on May 4, 2020)
99.2	Form of 2019 Incentive Award Plan Stock Option Agreement (incorporated by reference to Exhibit 10. 7 to the Registration Statement of Form S-1 filed on October 28, 2019)
*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tampa, State of Florida on January 25, 2022.

BETTER CHOICE COMPANY INC.

Date: January 25, 2022	By:	/S/ SHARLA A. COOK
Sharla A. Cook
Chief Financial Officer (Principal Financial and Accounting Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sharla A. Cook his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/S/ SCOTT LERNER Scott Lerner	Chief Executive Officer (Principal Executive Officer)	January 25, 2022
/S/ SHARLA A. COOK Sharla A. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2022
/s/ LIONEL F. CONACHER Lionel F. Conacher	Director	January 25, 2022
/s/ ARLENE DICKINSON Arlene Dickinson	Director	January 25, 2022
/s/ GIL FRONZAGLIA Gil Fronzaglia	Director	January 25, 2022
/s/ JOHN M. WORD III John M. Word III	Director	January 25, 2022
/s/ MICHAEL YOUNG Michael Young	Director	January 25, 2022